Filed Pursuant to Rule 424(b)4
Registration No. 333-192750

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share (“Common Stock”)	6,921,424	$37.00	$256,092,688	$32,984.74

(1)	Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Represents deferred payment of the registration fee (in reliance upon Rules 456(b) and 457(r) of the Securities Act) in connection with the registrant’s Registration Statement on Form S-3 (Registration No. 333-192750) being paid herewith.

PROSPECTUS

6,018,630 Shares

Common Stock

HomeAway, Inc. is offering 5,500,000 shares of its common stock and the selling stockholders identified in this prospectus are offering 518,630 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “AWAY.” On December 6, 2013, the closing sale price of our common stock as reported on The Nasdaq Global Select Market was $39.36 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9.

PRICE $37.00 A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Stockholders
Per Share	$37.00	$1.3875	$35.6125	$35.6125
Total	$222,689,310.00	$8,350,849.13	$195,868,750.00	$18,469,710.88

The selling stockholders identified in this prospectus have granted the underwriters the right to purchase up to an additional 902,794 shares of our common stock pursuant to the underwriters’ option. We will not receive any proceeds from the sale of shares by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on December 17, 2013.

DEUTSCHE BANK SECURITIES	J.P. MORGAN SECURITIES LLC

GOLDMAN, SACHS & CO.	MORGAN STANLEY

STIFEL	PACIFIC CREST SECURITIES

December 12, 2013

We, the selling stockholders and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling stockholders are offering to sell and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus, including any information incorporated by reference, or in any free-writing prospectus prepared by or on behalf of us or to which we have referred you, is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

All references in this prospectus to “HomeAway,” the “Company,” “we,” “us” and “our” refer to HomeAway, Inc. and its consolidated subsidiaries.

HomeAway, VRBO, FeWo Direkt, Holiday-Rentals, Homelidays, Abritel, Aluguetemporada, BedandBreakfast.com, Escapia, Instant Software, Owners Direct, Top Rural, Stayz, Rentahome.com.au, TakeABreak.com.au, YesBookIt, BookaBach and travelmob are trademarks or logos appearing in this prospectus owned by HomeAway, Inc. or one of our subsidiaries. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. This summary is qualified in its entirety by the more detailed information and financial information appearing elsewhere in or incorporated by reference in this prospectus. You should read this entire prospectus carefully, including the information incorporated by reference in this prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 8.

Homeaway, Inc.

Overview

We operate the world’s largest online marketplace for the vacation rental industry. Our marketplace brings together millions of travelers seeking vacation rentals online with hundreds of thousands of property owners and managers of vacation rental properties located in 171 countries around the world. Our portfolio includes leading vacation rental websites in the United States, the United Kingdom, Germany, France, Spain, Brazil, Australia and Singapore. During the three and nine months ended September 30, 2013, our websites attracted approximately 198 million and 606 million website visits, respectively, and as of September 30, 2013, our global marketplace included more than 773,000 paid listings.

Our portfolio includes the leading vacation rental websites HomeAway.com, VRBO.com and VacationRentals.com in the United States; HomeAway.co.uk and OwnersDirect.co.uk in the United Kingdom; HomeAway.de in Germany; Abritel.fr and Homelidays.com in France; HomeAway.es and Toprural.com in Spain; AlugueTemporada.com.br in Brazil; HomeAway.com.au and www.stayz.com.au in Australia; bookabach.co.nz in New Zealand; and travelmob.com in Singapore.

In addition, we operate BedandBreakfast.com, the most comprehensive global site for finding bed and breakfast properties, providing travelers with another source for unique lodging alternatives to hotels. We also offer HomeAway Software for Professionals at software.HomeAway.com, which provides software solutions for property management to property owners, managers and innkeepers.

Recent Development

Stayz Acquisition

On December 3, 2013, we entered into a Share Sale Agreement (the “Sale Agreement”) with HomeAway Australia Holdings Pty Ltd (“HomeAway Australia”), one of our wholly owned subsidiaries, Fairfax Media Limited (“Fairfax Media”) and Fairfax Digital Pty Limited (“Fairfax Digital”), a division of Fairfax Media, pursuant to which we acquired all of the shares of Stayz Pty Limited (“Stayz”) on December 5, 2013 for a total purchase price of approximately $198 million in cash (the “Stayz Acquisition”). As a result of the transactions under the Sale Agreement, Stayz became a wholly owned subsidiary of HomeAway Australia on December 5, 2013 and, therefore, we will reflect additional revenue and expenses associated with Stayz for the period from the closing date to December 31, 2013. In addition, we incurred approximately $3 million in related transaction costs, substantially all of which were payable contingent on the consummation of the transaction and therefore were not included in management’s previous Adjusted EBITDA guidance for the fourth quarter of 2013.

Stayz is a leading Australian online marketplace for vacation rentals, primarily targeting property owners and managers located in Australia and travelers visiting Australia. It operates this marketplace at www.Stayz.com.au, and its brands also include Rentahome.com.au, TakeABreak.com.au and YesBookIt. Stayz maintains all of its operations in Australia. In addition to serving as an online marketplace for vacation rentals, Stayz also provides services and software to property managers and maintains a car rental booking portal for travelers. Stayz has two subsidiaries, Occupancy Pty Limited and Stayz Limited (NZ), both of which became our indirect wholly owned subsidiaries as a result of the Stayz Acquisition. Stayz employs a pay-per-booking business model, which produces the majority of its revenue.

We view the Stayz Acquisition as consistent with our ongoing strategy to continue to add to our marketplace of websites to provide travelers with a broader inventory selection of vacation properties to choose from, particularly in the Asia-Pacific region. As of the date of this prospectus, none of our financial statements or other financial information that is presented in or incorporated by reference into this prospectus includes any impact of the Stayz Acquisition.

Corporate Information

HomeAway, Inc. was incorporated in 2004 as CEH Holdings, Inc. in the State of Delaware. In 2006, we changed our name to HomeAway, Inc. Our principal executive offices are located at 1011 W. Fifth Street, Suite 300, Austin, Texas 78703 and our telephone number is (512) 684-1100. Our corporate website address is www.HomeAway.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus.

The Offering

Common stock offered by HomeAway	5,500,000 shares

Common stock offered by the selling stockholders	518,630 shares

Total common stock offered	6,018,630 shares

Option to purchase additional shares from selling stockholders	902,794 shares offered by the selling stockholders

Common stock outstanding before this offering	85,798,100 shares

Common stock to be outstanding after this offering	91,298,100 shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, which may include acquisitions or license of, or investment in, products, services, technologies or other businesses. We will not receive any proceeds from the sale of shares by the selling stockholders.

Dividend policy	We do not intend to pay dividends on our common stock. See “Dividend Policy.”

Risk factors	You should read the information incorporated by reference under the heading “Risk Factors” in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Select Market symbol	AWAY

Unless otherwise indicated, all information in this prospectus relating to outstanding shares of our common stock is as of September 30, 2013 and excludes:

•	9,549,998 shares of common stock issuable upon exercise of options outstanding as of September 30, 2013 under our stock option plans, with a weighted average exercise price of $20.11 per share;

•	2,180 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2013, at a weighted average exercise price of $0.01 per share;

•	1,984,371 shares of common stock issuable upon the release of outstanding restricted stock units as of September 30, 2013; and

•	12,485,867 shares of common stock reserved for future grant or issuance under our 2011 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 902,794 shares from the selling stockholders.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary financial data in conjunction with our annual consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our report on Form 10-K for the fiscal year ended December 31, 2012 (the “10-K Report”), which are incorporated herein by reference, and our interim condensed consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our report on Form 10-Q for the quarter ended September 30, 2013 (the “10-Q Report”), which are incorporated herein by reference. The statement of operations data set forth below for the fiscal years ended December 31, 2010, 2011 and 2012 and the balance sheet data as of December 31, 2012 are derived from, and are qualified by reference to, our audited annual consolidated financial statements included in the 10-K Report. The statement of operations data for the nine-month periods ended September 30, 2013 and 2012 and the balance sheet data as of September 30, 2013 are derived from, and are qualified by reference to, our unaudited interim condensed consolidated financial statements included in the 10-Q Report. The results of operations for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2013, or any other future period.

	Year Ended December 31,			Nine Months Ended September 30, (unaudited)
	2010	2011	2012	2012	2013
	(in thousands except per share data)
Consolidated Statements of Operations Data:
Revenue:
Listing	$152,890	$199,457	$237,973	$175,601	$215,593
Other	14,994	30,766	42,431	33,246	40,627

Total revenue	167,884	230,223	280,404	208,847	256,220
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	25,647	34,456	45,342	33,105	40,448
Product development	18,703	32,744	43,152	31,060	42,033
Sales and marketing	58,376	81,532	93,366	71,300	83,795
General and administrative	41,445	47,268	56,311	42,036	51,643
Amortization expense	9,953	11,542	12,438	9,028	8,905

Total costs and expenses	154,124	207,542	250,609	186,529	226,824

Operating income	13,760	22,681	29,795	22,318	29,396
Other income (expense):
Interest expense	(22)	—	—	—	—
Interest income	208	374	928	684	848
Other expense	(3,326)	(4,384)	(2,587)	(2,201)	(1,983)

Total other expense	(3,140)	(4,010)	(1,659)	(1,517)	(1,135)

Income before income taxes	10,620	18,671	28,136	20,801	28,261
Income tax (expense) benefit	6,314	(12,493)	(13,175)	(10,389)	(9,143)

Net income	16,934	6,178	14,961	10,412	19,118
Net loss attributable to noncontrolling interests	—	—	—	—	(125)
Net income attributable to HomeAway, Inc.	16,934	6,178	14,961	10,412	19,243
Cumulative preferred stock dividends and discount accretion	(35,224)	(24,678)	—	—	—

Net income (loss) attributable to common stockholders	$(18,290)	$(18,500)	$14,961	$10,412	$19,243

	Year Ended December 31,			Nine Months Ended September 30, (unaudited)
	2010	2011	2012	2012	2013
	(in thousands except per share data)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.48)	$(0.31)	$0.18	$0.13	$0.23
Diluted	$(0.48)	$(0.31)	$0.18	$0.12	$0.22

Weighted average number of shares outstanding:
Basic	38,143	59,549	82,382	82,107	84,805
Diluted	38,143	59,549	84,942	84,811	87,738

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
Other Financial Data:
Adjusted EBITDA(1)	$43,220	$66,756	$80,348	$59,023	$75,692
Free cash flow(2)	51,452	64,499	85,265	63,354	69,572
Capital expenditures	10,396	12,978	17,260	14,641	14,661
Non-GAAP net income(3)	32,186	29,237	40,617	28,992	42,954

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
Selected Operating Data:
Paid listings, end of period	527,535	640,925	711,631	720,031	773,352
Average revenue per listing	$318	$341	$352	$344	$387
Renewal rate, end of period	75.9%	76.8%	73.8%	74.5%	71.7%
Visits to websites (in millions)	398	496	600	475	606

	As of September 30, 2013
	Actual	As Adjusted(4)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$192,395	$387,678
Working capital	194,246	389,529
Total assets	831,235	1,026,518
Total liabilities	220,426	220,426
Total stockholders’ equity	602,052	797,335

(1)	We define Adjusted EBITDA as net income (loss) attributable to HomeAway, Inc. plus depreciation, amortization of intangible assets; interest expense, net; income tax expense (benefit); stock-based compensation expense; net income (loss) attributable to noncontrolling interests, all net of any foreign exchange income or expense.

The following table presents a reconciliation of net income attributable to HomeAway, Inc. to Adjusted EBITDA (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands)
Net income attributable to HomeAway, Inc.	$16,934	$6,178	$14,961	$10,412	$19,243
Depreciation and amortization	15,841	19,971	23,489	17,065	18,740
Stock-based compensation	13,512	23,933	27,033	19,556	27,589
Interest expense	22	—	—	—	—
Interest income	(208)	(374)	(928)	(684)	(848)
Foreign exchange expense	3,433	4,555	2,618	2,285	1,950
Income tax expense (benefit)	(6,314)	12,493	13,175	10,389	9,143
Net loss attributable to noncontrolling interests	—	—	—	—	(125)

Adjusted EBITDA	$43,220	$66,756	$80,348	$59,023	$75,692

The following tables present stock-based compensation and depreciation included in the above line items:

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands)
Stock-based compensation:
Cost of revenue	$861	$1,805	$2,675	$1,742	$2,392
Product development	2,424	5,023	5,642	3,973	6,743
Sales and marketing	1,730	6,292	6,629	4,963	6,235
General and administrative	8,497	10,813	12,087	8,878	12,219

Total	$13,512	$23,933	$27,033	$19,556	$27,589

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands)
Depreciation:
Cost of revenue	$2,079	$2,703	$3,682	$2,685	$3,207
Product development	1,211	1,885	2,470	1,774	2,242
Sales and marketing	1,605	2,763	3,438	2,510	3,088
General and administrative	993	1,078	1,461	1,068	1,298

Total	$5,888	$8,429	$11,051	$8,037	$9,835

(2)	We define free cash flow as our cash provided by operating activities, adjusted for cash interest expense and excess tax benefit (shortfall) from stock-based compensation, and subtracting capital expenditures. For the purpose of calculating free cash flow, we consider purchases of property, equipment, leasehold improvements for our offices, and software licenses, including costs associated with internally developed software, as capital expenditures.

The following table presents a summary of cash flows and a reconciliation of cash flows from operating activities to free cash flows (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands)
Cash provided by operating activities	$61,857	$76,972	$95,403	$70,651	$77,996
Cash used in investing activities	(81,031)	(73,502)	(57,975)	(57,664)	(114,636)
Cash provided by (used in) financing activities	(5,952)	51,630	33,000	29,328	37,815
Cash provided by operating activities	$61,857	$76,972	$95,403	$70,651	$77,996
Excess tax benefit (shortfall) from stock-based compensation	(9)	505	7,122	7,344	6,237
Capital expenditures	(10,396)	(12,978)	(17,260)	(14,641)	(14,661)

Free cash flow	$51,452	$64,499	$85,265	$63,354	$69,572

(3)	We define non-GAAP net income as our net income (loss) attributable to HomeAway, Inc. plus the after-tax effect of stock based compensation expense, amortization of intangible assets and the impact on noncontrolling interests of these items, utilizing an effective tax rate of 35%. The income tax effect of adjustments to non-GAAP net income assists investors in understanding the tax provision related to those adjustments and the effective tax rate of 35% related to ongoing operations.

The following table presents a reconciliation of net income attributable to HomeAway, Inc. to non-GAAP net income (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	2012	2012	2013
	(in thousands)
Net income attributable to HomeAway, Inc.	$16,934	$6,178	$14,961	$10,412	$19,243
Add:
Stock-based compensation	13,512	23,933	27,033	19,556	27,589
Amortization expense	9,953	11,542	12,438	9,028	8,905
Related tax effect	(8,213)	(12,416)	(13,815)	(10,004)	(12,772)
Impact on noncontrolling interests of non-GAAP adjustments	—	—	—	—	(11)

Non-GAAP net income	$32,186	$29,237	$40,617	$28,992	$42,954

(4)	As adjusted basis to reflect our sale of the 5,500,000 shares of common stock offered by us in this offering, at the public offering price of $37.00 per share, after deducting estimated underwriter discounts and offering expenses, and our receipt and application of the net proceeds.

Discussion Regarding Adjusted EBITDA, Free Cash Flow and Non-GAAP Net Income and Reconciliation to GAAP

Adjusted EBITDA, free cash flow and non-GAAP net income are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. However, we believe that the use of Adjusted EBITDA, free cash flow and non-GAAP net income are useful to investors in evaluating our operating performance for the following reasons:

•

our management uses Adjusted EBITDA, free cash flow and non-GAAP net income in conjunction with GAAP financial measures as part of our assessment of our business and in communications with our board of directors concerning our financial performance;

•

Adjusted EBITDA, free cash flow and non-GAAP net income provide consistency and comparability with our past financial performance, facilitate period-to-period comparisons of operations, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results;

•	securities analysts use Adjusted EBITDA, free cash flow and non-GAAP net income as supplemental measures to evaluate the overall operating performance of companies; and

•

Adjusted EBITDA and non-GAAP net income exclude non-cash charges, such as depreciation, amortization and stock-based compensation, because such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods.

Adjusted EBITDA, free cash flow and non-GAAP net income should not be reviewed in isolation. You should consider them in addition to, and not as substitutes for, measures of our financial performance reported in accordance with GAAP. Our Adjusted EBITDA, free cash flow or non-GAAP net income may not be comparable to similarly titled measures of other companies and because other companies may not calculate such measures in the same manner as we do. Adjusted EBITDA, free cash flow and non-GAAP net income have limitations as analytical tools. As an example, although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often need to be replaced in the future, and Adjusted EBITDA, free cash flow and non-GAAP net income do not reflect any cash requirements for these replacements. In addition, none of these measures reflect future requirements for contractual obligations.

Further limitations of Adjusted EBITDA include:

•	this measure does not reflect changes in working capital;

•	this measure does not reflect interest income or interest expense; and

•	this measure does not reflect cash requirements for income taxes.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information contained in this prospectus, and the information incorporated by reference herein and therein, before deciding to invest in shares of our common stock. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our common stock, and the occurrence of any of these risks might cause you to lose all or part of your investment. In addition, we urge you to consider carefully the cautionary language set forth under the heading “Special Note Regarding Forward-Looking Statements and Industry Data” in this prospectus.

Risks Related to Our Business

If we are unable to attract and maintain a critical mass of vacation rental listings and travelers, whether due to competition or other factors, our marketplace will become less valuable to property owners and managers and to travelers, and our revenue and net income could decrease materially.

Most of our revenue is generated when owners or managers of vacation rentals pay us listing fees to list and market vacation rentals to travelers who visit the websites comprising our marketplace. While we generate a small amount of revenue from other products and services on our websites targeted at property owners, managers and travelers, our success primarily depends on our ability to attract owners, managers, travelers and advertisers to our marketplace. If property owners and managers choose not to market their vacation rentals through our websites, or elect to list them with a competitor instead of listing with us, we may be unable to offer a sufficient supply and variety of vacation properties to attract travelers to our websites. If we are unable to attract travelers to our websites, advertisers may not purchase display advertising on our websites. Similarly, our volume of new listings and listing renewals may suffer if we are unable to attract travelers to our websites. The perceived usefulness of our online marketplace is likely to decline, and our revenue and net income could decrease materially as a result of any of these events.

Our business depends substantially on property owners and managers renewing their listings. Because we recognize subscription listing revenue over the term of the applicable agreement, the lack of listing renewals may not immediately be reflected in our operating results.

Our business depends substantially on property owners and managers renewing their listings. Any decline in our listing renewals would harm our future operating results. Property owners and managers generally market their vacation rentals on our websites pursuant to annual listings with no obligation to renew them. We may be unable to predict future listing renewal rates accurately, and our renewal rates may decline materially or fluctuate as a result of a number of factors, including owners’ decisions to sell or cease renting their properties or to utilize the services of our competitors, or dissatisfaction with our pricing, products, services or websites. Property owners and managers may not establish or renew listings if we cannot generate visits from large numbers of travelers seeking, inquiring about and booking vacation rentals.

We also offer listings for which we earn a commission when travelers book a vacation stay in the related property. As we add more commission based listings, our subscription customers may receive fewer inquiries and bookings, which could have a negative impact on our subscription renewal rate.

In addition, from time to time we make changes that impact our customers, including changes to the way listings are shown in search results to travelers, features of listings available for purchase, the operation of website tools used by property owners and managers in the operation of their rental property and the pricing for the listings and features of our listings. While such changes may be intended to result in customer satisfaction, there can be no guarantee that the changes will perform as expected or that property owners and managers will react positively to the changes and they may choose not to renew their listings. For example, we offer different subscription levels on many of our websites and property owners and managers may not be satisfied with the subscription level they purchase. If property owners and managers do not renew their listings at all or at the same level or if we are forced to accept renewals on less favorable terms, our revenue may decline and our business will suffer. Moreover, some of our property owners and managers may live in states or countries that give subscribers the right to cancel their subscription agreements prior to the expiration of the terms of their agreements and receive refunds for the unused portions of their subscriptions, which can adversely affect our cash flows.

We recognize listing revenue ratably over the term of the applicable listing agreement, and the majority of our quarterly revenue represents revenue attributable to listings entered into during previous quarters. As a result, the effect of significant downturns in new listings or renewals of listings in a particular quarter may not be fully reflected in our results of operations until future periods. Our business model also makes it difficult for any rapid increase in new or renewed listings to increase our revenue in any one period because revenue from new and renewed listings must be recognized over the applicable listing term.

We are an early-stage company with a limited operating history and we operate in a rapidly changing industry, which make it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

We began our operations in February 2005. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including challenges in accurate financial planning and forecasting. You should consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company.

Our quarterly financial results are subject to fluctuations. As a result, we could fail to meet or exceed our projections or the expectations of analysts or investors, which could cause our stock price to decline.

Our revenue, expenses, operating results and cash flows have fluctuated from quarter to quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may result from, many factors, some of which are outside of our control and many of which are difficult to predict, including:

•	the quantity of vacation rental listings on our websites;

•	changes in cash flow due to the seasonal nature of our listing renewals and new listing acquisition;

•	changes in listing revenue earned on a commission basis due to the seasonal nature of which vacations are booked and taken;

•	changes by major online search engine companies in their search algorithms, our ability to adapt to these changes and the increased costs of adapting to these changes, which could cause us to spend more on marketing or cause our websites to cease appearing in natural search results completely;

•	advertising costs for paid search keywords that we deem relevant to our business and the success and costs of our broad reach and online advertising and marketing initiatives;

•

costs related to acquisitions or licensing of, or investments in, products, services, technologies or other businesses and our ability to successfully integrate and manage these acquisitions, including the Stayz Acquisition;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure;

•	the timing of revenue and expenses related to the development or acquisition and integration of technologies, products or businesses, including the Stayz Acquisition;

•	the timing and success of changes in our pricing or services;

•	the introduction and performance of new products or services;

•	the introduction of new products or services by our competitors;

•	our ability to keep our websites operating without technical difficulties or service interruptions;

•

development of or increases in fraud impacting our property owners and managers and travelers attempting to rent from them, including theft of our property owners’ or managers’ online identities through phishing or other security breaches of the email or other systems of ours or our customers;

•	declines or disruptions in the travel industry, particularly in regions where we generate substantial revenue;

•	economic instability abroad and fluctuations in exchange rates;

•	changes in the timing of holidays or other vacation events;

•	litigation and settlement costs, including unforeseen attorneys’ fees and costs;

•	new accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of listing revenue or accounting for mergers and acquisitions; and

•	new laws or regulations, or interpretations of existing laws or regulations, that harm our business models or restrict the Internet, e-commerce, online payments, or online communications.

Fluctuations in our quarterly operating results may, particularly if unforeseen, cause us to miss any projections we may have provided or may lead analysts or investors to change their long-term models for valuing our common stock. In addition, such fluctuations may cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or cause other unanticipated issues. Any of these effects could cause our stock price to decline. As a result of the potential variations in our quarterly revenue and operating results, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and the results of any one quarter should not be relied upon as an indication of future performance.

The online vacation rental market is rapidly evolving. If we fail to predict the manner in which our market develops, our business and prospects may suffer materially.

The market for online vacation rentals is relatively new and unproven with little data or research available regarding the market and industry in many of the geographies we serve. It is uncertain whether this market will continue to develop or if our services will achieve and sustain a level of demand and market acceptance sufficient for us to generate revenue, net income and free cash flow growth. Our success will depend to a substantial extent on the willingness of property owners and managers to use commercial online rental property listing services. Some property managers have developed and use their own proprietary online listing services and, therefore, may be reluctant or unwilling to use our websites to market their properties. Furthermore, some travelers and property owners and managers may be reluctant or unwilling to use online listing services because of concerns regarding the security of data, the potential for fraudulent activity, including phishing, or the integrity of the online marketplace. If property owners and managers do not perceive the benefits of marketing their properties online, then our market may not develop as we expect, or it may develop more slowly than we expect, either of which would significantly harm our business and operating results. Moreover, our success will depend on travelers’ use of our online marketplace to search, locate and rent vacation rentals, which will depend on their willingness to use the Internet and their belief in the integrity of our websites. In addition, since we operate in unproven and unstudied markets, we have limited insight into trends that may develop in those markets and may affect our business. We may make errors in predicting and reacting to other relevant business trends, which could harm our business.

If the businesses we have acquired or invested in do not perform as expected or we are unable to effectively integrate acquired businesses, our operating results and prospects could be harmed.

We have acquired 21 businesses and made one equity investment in a company since our inception. The businesses we have acquired or invested in or that we expect to acquire, including Stayz, may not perform as well as we expect. Failure to manage and successfully integrate recently acquired businesses and technologies could harm our operating results and our prospects. If the company we invested in does not perform well, our investment could become impaired and our financial results could be negatively impacted.

Our mergers and acquisitions, including the Stayz Acquisition, involve numerous risks, including the following:

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difficulties in integrating and managing the combined operations, technologies, technology platforms and products of the acquired companies and realizing the anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems;

•	failure of the acquired company to achieve anticipated revenue, earnings or cash flow;

•	diversion of management’s attention or other resources from our existing business;

•	our inability to maintain the key customers and business relationships and the reputations of acquired businesses;

•	uncertainty of entry into markets in which we have limited or no prior experience or in which competitors have stronger market positions;

•	our dependence on unfamiliar affiliates and partners of acquired businesses;

•	unanticipated costs associated with pursuing acquisitions;

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responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, as well as, without limitation, liabilities arising out of their failure to maintain effective data protection and privacy controls and comply with applicable regulations;

•	difficulties in assigning or transferring intellectual property licensed by acquired companies from third parties to us or our subsidiaries;

•	inability to maintain our internal standards, controls, procedures and policies;

•	potential loss of key employees of the acquired companies;

•	difficulties in complying with antitrust and other government regulations;

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challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with U.S. generally accepted accounting principles;

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difficulties in integrating acquired companies’ systems controls, policies and procedures to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002; and

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potential accounting charges to the extent intangibles recorded in connection with an acquisition, such as goodwill, trademarks, customer relationships or intellectual property, are later determined to be impaired and written down in value.

Moreover, we rely heavily on the representations and warranties provided to us by the sellers of acquired companies, including as they relate to creation, ownership and rights in intellectual property, existence of open source and compliance with laws and contractual requirements. If any of these representations and warranties are inaccurate or breached, such inaccuracy or breach could result in costly litigation and assessment of liability for which there may not be adequate recourse against such sellers, in part due to contractual time limitations and limitations of liability.

If we are unable to continue to drive visitors to our websites from search engines, then traffic to our websites could decrease, which could negatively impact property and manager satisfaction with our websites and therefore cause our revenue to decrease.

Many visitors find our websites by searching for vacation rental information through Internet search engines. A critical factor in attracting visitors to our websites is how prominently we are displayed in response to search queries. Accordingly, we utilize search engine marketing as a means to provide a significant portion of our visitor acquisition. Search engine marketing includes both paid visitor acquisition on a cost-per-click basis and visitor acquisition on an unpaid basis, often referred to as organic search.

One method we employ to acquire visitors via organic search is commonly known as search engine optimization, or SEO. SEO involves developing our websites in a way that enables the websites to rank highly for search queries for which our websites’ content may be relevant.

The various search engine providers, such as Google and Bing, employ proprietary algorithms and other methods for determining which websites are displayed for a given search query and how highly websites rank. Search engine providers may also launch new features to enhance search results, which may negatively affect the number of visitors to our websites. Search engine algorithms and other methods that determine the display and ranking of results may change from time to time, generally without public announcement or detailed explanation.

Therefore, the success of our SEO strategy depends, in part, on our ability to anticipate and respond to such changes in a timely and effective manner through website and content development.

In addition, websites must comply with search engine guidelines and policies. These guidelines and policies are complex and may change at any time. If we fail to follow such guidelines and policies properly, the search engine may cause our content to rank low in search results or could remove the content altogether from its index. If we fail to understand and comply with these guidelines and policies and ensure our websites’ compliance, our SEO strategy may not be successful.

If we are listed less prominently or fail to appear in search result listings for any reason, including as a result of our failure to successfully execute our SEO strategy, it is likely that we will acquire fewer visitors to our websites, which could adversely impact property owner and manager satisfaction with our websites and, therefore, adversely impact our revenue. We may not be able to replace this traffic with the same volume of visitors or in the same cost-effective manner from other channels, such as cost-per-click search engine marketing or display or other advertising, or at all. An attempt to replace this traffic through other channels may require us to increase our sales and marketing expenditures, which may not be offset by additional revenue, adversely affecting our operating results.

Our long-term success depends, in part, on our ability to expand our owner, manager and traveler bases outside of the United States and, as a result, our business is susceptible to risks associated with international operations.

As our operations have expanded, we have acquired businesses or established offices around the world. As of September 30, 2013, we maintained offices in the United States, France, the United Kingdom, Germany, Brazil, Switzerland, Spain, Australia, Colombia, Thailand, Italy and Singapore and operate websites in several additional countries. We have limited operating and e-commerce experience in many foreign jurisdictions and are making significant investments to build our international operations. We plan to continue our efforts to expand globally, including the acquisition of international businesses and establishment of foreign offices in jurisdictions where we do not currently operate. Managing a global organization is difficult, time consuming and expensive and any international expansion efforts that we may undertake may not be successful. In addition, conducting international operations subjects us to risks that we generally do not face in the United States. These risks include:

•	the cost and resources required to localize our services, which requires the translation of our websites into foreign languages and adaptation for local practices and regulatory requirements;

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being subject to laws and regulations, including those laws governing Internet activities, email messaging, collection and use of personal information, ownership of intellectual property, taxation and other activities important to our online business practices, which are less developed and less predictable and which may restrict our business or ability to generate profits;

•	competition with companies that understand the local market better than we do or who have pre-existing relationships with potential owners, managers and travelers in those markets;

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legal uncertainty regarding our liability for the listings and other content provided by property owners and managers, including uncertainty resulting from unique local laws or a lack of clear precedent of applicable law;

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lack of familiarity with and the burden of complying with a wide variety of other foreign laws, legal standards and foreign regulatory, financial reporting and tax compliance requirements, which are subject to unexpected changes;

•	laws and business practices that favor local competitors or prohibit or limit foreign ownership of certain businesses;

•	challenges associated with joint venture relationships and minority investments, including dependence on our joint venture partners;

•	adapting to variations in payment forms from property owners, managers and travelers;

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difficulties in managing and staffing international operations and establishing or maintaining operational efficiencies; difficulties in establishing and maintaining internal controls and adequate security over our data and systems;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences, which may be difficult to predict, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	increased financial accounting and reporting burdens and complexities and difficulties in implementing and maintaining adequate internal controls;

•	political, social and economic instability abroad, terrorist attacks and security concerns in general;

•	the potential failure of financial institutions internationally;

•	reduced or varied protection for intellectual property rights in some countries; and

•	higher telecommunications and Internet service provider costs.

Operating in international markets also requires significant management attention and financial resources. We cannot assure you that our international expansion efforts will be successful, and the investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

If we are unable to introduce new or upgraded services or features that travelers or property owners and managers recognize as valuable, we may fail to drive additional travelers to our websites or retain existing and attract new property owners and managers. Our efforts to develop new and upgraded services and products could require us to incur significant costs.

In order to continue to attract travelers to our online marketplace and retain existing and attract new property owners and managers, we will need to continue to invest in the development of new products, services and features that add value for travelers, property owners and managers, and that differentiate us from our competitors. The success of new products, services and features depends on several factors, including the timely completion, introduction and market acceptance of the product, service or feature. If travelers, property owners or managers do not recognize the value of our new services or features, they may choose not to utilize or list on our online marketplace.

Developing and delivering these new or upgraded products, services or features may increase our expenses, as this process is costly, and we may experience difficulties in developing and delivering these new or upgraded products, services or features. Moreover, we cannot assure that new or upgraded products, services or features will work as intended or provide value to travelers, property owners and managers. In addition, some new or upgraded products, services or features may be complex and challenging for us to market to customers and may also involve new pricing. We cannot guarantee that our property owners and managers will respond favorably.

In addition, successfully launching and selling a new product, service or feature will require the use of our marketing, sales or customer service resources. Efforts to enhance and improve the ease of use, responsiveness, functionality and features of our existing websites have inherent risks, and we may not be able to manage these product developments and enhancements successfully. We may choose to license or otherwise integrate applications, content and data from third parties. The introduction of these improvements imposes costs on our business and requires the use of our resources. We may be unable to continue to access these technologies and content on commercially reasonable terms, or at all.

We may be unable to effectively manage our growth.

Since our inception, we have experienced rapid growth. As our operations have expanded, we have grown from 87 employees at December 31, 2005 to 1,461 employees at September 30, 2013, of whom 567 were located outside the United States. This includes employees of entities for which we have a controlling interest. Our business is becoming increasingly complex, especially in light of the continued rapid evolution of our industry and e-commerce, our relatively limited operating history and our reliance on multiple websites throughout the world. This complexity and our rapid growth have demanded, and will continue to demand, substantial resources and attention from our management. We expect to continue to increase headcount and to hire more specialized personnel in the future as we grow our business. We will need to continue to hire, train and manage additional qualified website developers, software engineers, client and account services personnel, and sales and marketing staff and improve and maintain our technology to properly manage our growth. If our new hires perform poorly, if we are unsuccessful in hiring, training, managing and integrating these new employees or if we are not successful in retaining our existing employees, our business may be harmed.

Further, to accommodate our expected growth we must add new hardware and software and improve and maintain our technology, systems and network infrastructure. Failure to effectively upgrade our technology or network infrastructure to support the expected increased listing and traveler traffic volume could result in unanticipated system disruptions, slow response times or poor experiences for owners, managers or travelers. To manage the expected growth of our operations and personnel and to support our public company financial reporting and internal control requirements, we will need to continue to improve our transaction processing and reporting, operational and financial systems, procedures and controls. These improvements will be particularly challenging if we acquire new operations with different systems. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to expand our operations and hire additional qualified personnel in an efficient manner, it could adversely affect owner, manager or traveler satisfaction and cause our expenses to grow disproportionately relative to our revenue.

Changes in our effective tax rate could harm our future operating results.

We are subject to federal and state income taxes in the United States and in various foreign jurisdictions. Our provision for income taxes and our effective tax rate are subject to volatility and could be adversely affected by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates; effects of certain non-tax deductible expenses, including those arising from the requirement to expense stock options; changes in the valuation of our deferred tax assets and liabilities; expiration of or lapses in the research and development tax credit laws; transfer pricing adjustments, including the effect of acquisitions on our intercompany research and development cost sharing arrangement and legal structure; adverse outcomes resulting from any tax audit; our ability to utilize our net operating losses and other deferred tax assets; changes in accounting principles or changes in tax laws and regulations, or the application of the tax laws and regulations, including possible U.S. changes to the taxation of earnings of our foreign subsidiaries, the deductibility of expenses attributable to foreign income, or the foreign tax credit rules. Significant judgment is required to determine the recognition and measurement attributes prescribed in the accounting guidance for uncertainty in income taxes. The accounting guidance for uncertainty in income taxes applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely impact our provision for income taxes.

We are exposed to fluctuations in currency exchange rates.

Because we conduct a significant portion of our business outside the United States but report our results in U.S. dollars, we face exposure to adverse movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. In addition, the results of operations of many of our internationally focused websites are exposed to foreign exchange rate fluctuations as the financial results of the applicable subsidiaries are translated from the local currency into U.S. dollars upon consolidation. A decline in the U.S. dollar relative to foreign currencies would increase our non-U.S. revenue, when translated into U.S. dollars. Conversely, if the U.S. dollar strengthens relative to foreign currencies, our revenue would be adversely affected. Our operating results could be negatively impacted depending on the amount of expense denominated in foreign currencies. Revenue in the three months ended September 30, 2013 was positively impacted by foreign currency translation of approximately $904,000, while revenue in the nine months ended September 30, 2013 was positively impacted by foreign currency translation of approximately $806,000. Revenue in the three and nine months ended September 30, 2012 was negatively impacted by foreign currency translation of approximately $2.6 million and $6.0 million, respectively. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, our revenue and operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. In addition, we maintain intercompany loans and payables which are subject to translation losses due to foreign exchange fluctuation. We may enter into hedging arrangements in order to manage foreign currency exposure but such activity may not completely eliminate fluctuations in our operating results.

Unfavorable changes in, or interpretations of, government regulations or taxation of the evolving vacation rental, Internet and e-commerce industries could harm our operating results.

We operate in markets throughout the world, in jurisdictions which have various regulatory and taxation requirements that can affect our operations or regulate the rental activity of property owners and managers. Since we began our operations in 2005, there have been, and continue to be, regulatory developments that affect the vacation rental industry and the ability of companies like us to list those vacation rentals online. For example, some municipalities have adopted ordinances that limit the ability of property owners to rent certain properties for fewer than 30 consecutive days and other cities have introduced or may introduce similar regulations. Some cities also have fair housing or other laws governing the way properties may be rented, which they assert apply to vacation rentals. Many homeowners, condominium and neighborhood associations have adopted rules that prohibit or restrict short-term vacation rentals. These and other similar developments could reduce the number of listings on our websites, which could harm our business and operating results.

From time to time, we may become involved in challenges by or disputes with government agencies regarding these regulations. For example, some government agencies have asked us directly to comply with their regulations and provide owner and manager data to assist them in their enforcement and audit efforts. Also, each region in which we operate has different regulations with respect to licensing and other requirements for the listing of vacation rentals. If a governmental entity sought to apply applicable regulations in a manner that would limit or curtail our ability or willingness to list properties in that particular region, there can be no assurance that we would be successful in defending against the application of these laws and regulations. Further, if we were required to comply with regulations and government requests that negatively impact our relations with property owners, managers and travelers, our business, operations and financial results could be adversely impacted.

Compliance with laws and regulations of different jurisdictions imposing different standards and requirements is very burdensome for businesses like ours. Our online marketplace is accessed by owners, managers and travelers in multiple states and foreign jurisdictions. Our business efficiencies and economies of scale depend on generally uniform treatment of owners, managers and travelers across all jurisdictions in which we operate. Compliance requirements that vary significantly from jurisdiction to jurisdiction impose an added cost to our business and increased liability for compliance deficiencies. In addition, laws or regulations that could harm our business could be adopted, or reinterpreted in a manner that affects our activities, by the U.S. government, state governments, and regulatory agencies or by foreign governments or agencies, including but not limited to the regulation of personal and consumer information and real estate licensing requirements. Violations or new interpretations of these laws or regulations may result in penalties, negatively impact our operations and damage our reputation and business.

Additionally, new, changed, modified or newly interpreted or applied tax laws, statutes, rules, regulations or ordinances could increase our property owners’ and managers’ and our compliance, operating and other costs, which could deter owners from renting their vacation properties, negatively affect our new subscription listings and renewals, or increase our cost of doing business. Any or all of these events could adversely impact our business and financial performance.

The market in which we participate is highly competitive, and we may be unable to compete successfully with our current or future competitors.

The market to provide listing, search and marketing services for the vacation rental industry is very competitive and highly fragmented. All of the services that we provide to property owners, managers and travelers, including listing and search, are provided separately or in combination to our current or potential customers by other companies that compete with us. Our current or new competitors may adopt aspects of our business model, which could reduce our ability to differentiate our services. Furthermore, listings in the vacation rental industry are not typically marketed exclusively through any single channel, and our listing agreements are not exclusive. Accordingly, our competitors could aggregate a set of listings similar to ours. Increased competition could result in a reduction in our revenue or the rate of our new listing acquisition, or the loss of existing listings or market share.

There are thousands of vacation rental listing websites in the United States and Europe that compete directly with us for listings, travelers, or both, such as AirBnB, @Leisure, InterHome,

James Villas, TripAdvisor and Wyndham Worldwide. Many of these competitors offer free or heavily discounted listings or focus on a particular geographic location or a specific type of rental property. Some of them also aggregate property listings obtained through various sources, including the websites of property managers some of whom also market their properties on our websites.

Some websites operated by competitors address the wider fragmented travel lodging market, such as AirBnB (worldwide) and HouseTrip (United Kingdom), by listing both individual rooms or the owner’s entire primary home for short term rental. The properties offered by these individuals increase both the number of rental opportunities available to travelers and the competition for the attention of the traveler which could affect the number of people who use our websites. Some vacation rental property owners also list on these websites, and consequently these companies compete with us to some extent today and could become more significant competitors in the future.

We also compete with online travel websites, such as Expedia, Hotels.com, Kayak, Priceline, Booking.com, Orbitz and Travelocity, which have traditionally provided comprehensive travel services and some of whom are now expanding into the vacation rental category. We also compete with large Internet companies, such as craigslist, eBay, Google, MSN.com and Yahoo!, which provide listing or advertising services in addition to a wide variety of other products or services.

Some of our current or potential competitors are larger and have more resources than we do. Many of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition in their markets, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. In addition, our current or potential competitors may have access to larger property owner, manager or traveler bases. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or owner, manager or traveler requirements. Furthermore, because of these advantages, existing and potential owners, managers and travelers might accept our competitors’ offerings, even if they may be inferior to ours. For all of these reasons, we may not be able to compete successfully against our current and future competitors.

In addition, competitors such as Perfect Places, Inc. and VacationRoost, Inc. serve the professional management marketplace for vacation rentals exclusively, and therefore have the capability of creating more targeted products and features for property manager constituents.

We believe we compete primarily on the basis of the quantity and quality of our listings, the quality of the direct relationships we have with property owners and managers, the volume of travelers who visit our websites, the number of inquiries provided to our property owners and managers, the global diversity of the vacation rentals available on our websites, the quality of our websites, customer service, brand identity, the success of our marketing programs, and price. If current or potential property owners, managers or travelers choose to use any of these competitive offerings in lieu of ours, our revenue could decrease and we could be required to make additional expenditures to compete more effectively. Any of these events or results would harm our business, operating results and financial condition.

Our business depends on retaining and attracting capable management and operating personnel.

Our success depends in large part on our ability to attract and retain high-quality management and operating personnel. For example, Brian H. Sharples, our Chief Executive

Officer, and Carl G. Shepherd, our Chief Strategy and Development Officer, founded our company and have been instrumental in devising and implementing our strategies for growth as well as identifying and securing acquisition targets. Their in-depth knowledge of and deep relationships with the participants in our industry are extremely valuable to us. Our business also requires skilled technical and marketing personnel, who are in high demand and are often subject to competing offers. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program and incentive bonuses for key executive officers and other employees. However, some employees have been granted stock options with an exercise price that is or may become less than the market price, which reduces the incentive value of these grants. While we attempt to provide additional or different incentive compensation tools to mitigate this impact, the measures we employ to attract and maintain key personnel may not be effect enough to enable us to attract and retain the personnel we require to operate our business effectively.

If we fail to protect confidential information against security breaches, or if property owners and managers or travelers are reluctant to use our online marketplace because of privacy or security concerns, we might face additional costs, and activity on our websites could decline.

We collect and use personally identifiable information, such as email addresses (but not passwords) and phone numbers of property owners, managers and travelers, in the operation of our business, such as when customers register to list their properties on our websites or to subscribe to our newsletters. Our servers may be vulnerable to computer viruses or physical or electronic break-ins that our security measures may not detect. In addition, third parties may target users of our websites directly with attempts to breach the security of their email accounts or management systems, such as phishing attacks, which are fraudulent identity theft schemes designed to appear as legitimate emails from us or from our property owners and managers. Criminals may also employ new or different schemes aimed at defrauding our property owners, managers or travelers in ways that we may not anticipate or be able to adequately guard against. Although phishing attacks and other fraud schemes are generally not on our systems, victims may nevertheless seek recovery from us of funds they lost. As a result, we may be required to defend ourselves in costly litigation and may suffer harm to our reputation, brand and business.

We also may suffer harm from breaches of our own technology systems. Anyone that is able to circumvent our security measures could misappropriate confidential or proprietary information, cause interruption in our operations, damage our computers or those of our users, or otherwise damage our reputation and business. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability under various laws and regulations. In addition, industry-wide incidents or incidents with respect to our websites, including misappropriation of third-party information or security breaches, could deter people from using the Internet or our online marketplace to conduct transactions. Concern among prospective owners, managers and travelers regarding our use of personal information collected on our websites could keep prospective owners, managers and travelers from using our online marketplace. Concern among property owners and managers who are customers could cause them to cancel or fail to renew their listings.

There are risks of security breaches both on and off our systems as we increase the types of technology we use to operate our marketplace, such as mobile applications. Such technology systems and platforms may be new and evolving and may involve security risks that are difficult to predict and adequately guard against. Our owners, managers and travelers may be harmed by such breaches and we may in turn be subject to costly litigation, harm to our reputation and brand and owners, managers and travelers may cease using our marketplace.

The laws of some states and countries require businesses that maintain personal information about their residents in electronic databases to implement reasonable measures to keep that information secure. Our practice is to encrypt all personal information, but we do not know whether our current practice will be deemed sufficient under these laws. In addition, under certain of these laws, if there is a breach of our computer systems and we know or suspect that unencrypted personal data has been stolen, we are required to inform any user whose data was stolen, which could harm our reputation and business. Complying with the applicable notice requirements in the event of a security breach could result in significant costs. We may also be subject to claims of breach of contract for such disclosure, investigation and penalties by regulatory authorities, and potential claims by persons whose information was disclosed.

Other states and countries have enacted different and often contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of the different states and countries is particularly difficult for an online business such as ours, which collects personal information from users in multiple jurisdictions. While we intend to comply fully with these laws, failure on our part to comply with such laws could result in legal liability, cause us to suffer adverse publicity and lose business, traffic and revenue, which could jeopardize our success. If we were required to pay any significant amount of money in satisfaction of claims under these laws, or any similar laws enacted by another jurisdiction, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any such laws, our business, operating results and financial condition could be adversely affected.

In addition, third parties that process credit card transactions between us and property owners and managers maintain personal information collected from these property owners and managers, including credit card numbers. Such information could be compromised or accessed as a result of misappropriation or security breaches, and we could be subject to liability as a result. Further, property owners and managers may develop a lack of confidence in these third parties or in their ability to securely conduct credit card transactions on our websites or the Internet in general, which would adversely impact our business, revenue and operating results.

We may be subject to liability for the activities of our property owners and managers, which could harm our reputation and increase our operating costs.

We periodically receive complaints related to certain activities on our websites, including disputes over the authenticity of the vacation rental listing, unauthorized use of credit card and bank account information and identity theft, phishing attacks, potential breaches of system security, libel and infringement of third-party copyrights, trademarks or other intellectual property rights. We have also experienced fraud by purported owners or managers listing properties which either do not exist or are significantly not as described in the listing. The methods used by perpetrators of fraud constantly evolve and are complex, and our trust and security measures may not detect all fraudulent activity. Consequently, we expect to continue to receive complaints from travelers and requests for reimbursement of their rental fees, as well as actual or threatened legal action against us if no reimbursement is made.

We may further be subject to claims of liability based on events that occur during travelers’ stays at the vacation rentals of our property owners and managers, such as for robbery,

accidental injury or death or other similar incidents. These risks to us may increase as we provide additional e-commerce tools to allow our property owners and managers and travelers to conduct all or more of the rental transaction online. Although the transaction is between the owner and manager on the one side and the traveler on the other side, as our websites become more integral to the rental transaction, the likelihood that a party to the transaction will seek to include us in any dispute could increase. Such disputes or incidents may subject us to liability, which would increase our operating costs and adversely affect our business and results of operations. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against them. Although the terms and conditions of use of our websites, which are available on all of our websites, state that we are not a party to any rental transaction and specifically exempt us from any liability to travelers in the event of a fraudulent listing, a property not being significantly as described or any other claim by travelers relating to their vacation rental, the enforceability of these terms varies from jurisdiction to jurisdiction, and the laws in this area are consistently evolving. If we are subject to liability or claims of liability relating to the acts of our property owners or managers, or due to fraudulent listings, we may be subject to negative publicity, incur additional expenses and be subject to liability, which could harm our business and our operating results.

If we are unable to adapt to changes in technology, our business could be harmed.

Because owners, managers and travelers can access our websites on a variety of network hardware and software platforms using a standard browser or a mobile application, we will need to continuously modify and enhance our service to keep pace with changes in Internet and mobile-related hardware, software, communication, browser and database technologies. We may not be successful in developing required modifications and enhancements or in developing ones that work well and that our website users will adopt. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses more than we have currently planned. Any failure of our online marketplace to operate effectively with future network platforms and technologies could result in dissatisfaction from travelers, property owners, managers and advertisers and harm our business.

Loss or material modification of our credit card acceptance privileges would have a material adverse effect on our business and operating results.

A significant percentage of our property owners and managers pay for their listings by credit card because it simplifies and expedites the payment process and is typically a secure form of payment. The loss of our credit card acceptance privileges would significantly limit our ability to renew listings with these property owners and managers or secure new property owners and managers.

Most of our property owners and managers purchase an annual listing, for which payment is made at the beginning of the listing term. In addition, many of our listing renewals are paid by auto-renewal, charging the renewal listing fee to the property owner’s or manager’s credit card. There is a risk that, if we fail to fully perform our obligations under the listing terms or the property owner or manager objects to the auto-renewal payment made by credit card, the credit card companies could be obligated to reimburse these property owners and managers for all or a portion of the listing fee. We would be obligated to pay all such amounts under our agreements under which we have obtained our credit card acceptance privileges. As a result of this risk, credit card companies may require us to set aside additional cash reserves, may not renew our acceptance privileges or may increase the transaction fees they charge us for these privileges.

The card networks, such as Visa, MasterCard and American Express, have adopted rules and regulations that apply to all merchants who process and accept credit cards and include the Payment Card Industry Data Security Standards, or the PCI DSS. Under the PCI DSS, we are required to adopt and implement internal controls over the use, storage and security of card data to help prevent credit card fraud. We assess our compliance with the PCI DSS on a periodic basis and make necessary improvements to our internal controls. If we fail to comply with the rules and regulations adopted by the card networks, including the PCI DSS, we would be in breach of our contractual obligations to payment processors and merchant banks. Such failure to comply may subject us to fines, penalties, damages and civil liability and could eventually prevent us from processing or accepting credit cards. Further, there is no guarantee that, even if we comply with the rules and regulations adopted by the card networks, we will be able to maintain our compliance. We also cannot guarantee that such compliance will prevent illegal or improper use of our payments systems or the theft, loss or misuse of the credit card data of customers or participants.

The loss of, or the significant modification of, the terms under which we obtain credit card acceptance privileges would have a material adverse effect on our business, revenue and operating results.

We rely on third-parties for payment and credit card processing and other services used in our online marketplace.

We have agreements with companies that process payment and customer credit card transactions for payments to us for subscriptions. We also have agreements with companies that process traveler payment and credit card transactions for bookings of vacation rental properties and related products and services from our customers. We may be held liable for accepting fraudulent credit cards on our websites or other payment disputes with our customers or with travelers. We also rely on these companies to provide uninterrupted services and to provide their services in accordance with all applicable laws, rules and regulations. We also rely on third-party service providers for the provision of other services to our customers and travelers, such as insurance products and for other services on which we rely, such as some customer service functions.

If these companies experience difficulties and are not able to provide services in a reliable and secure manner, if they do not operate in compliance with applicable laws, rules and regulations and, with respect to payment and card processing companies, if they are unable to effectively combat the use of fraudulent payments and credit cards on our websites, our results of operations and financial positions could be materially adversely affected. In addition, if such third-party service providers were to cease operations, temporarily or permanently, face financial distress or other business disruption, we could suffer increased costs and delays in our ability to provide similar services until an equivalent service provider could be found or we could develop replacement technology or operations, any of which could have an adverse impact on our business and financial performance.

If we are not able to identify and successfully acquire suitable businesses, our operating results and prospects could be harmed.

We have faced limited competition within our industry for acquisitions of businesses, technologies and assets, but, in the future, such competition may become intense. As such, even if we are able to identify an acquisition that we would like to consummate, we may not be able to complete the acquisition on commercially reasonable terms because the target is acquired by another company. We may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on our business and significant use of available cash to make payments of interest and principal. In addition, we may finance or otherwise complete acquisitions by issuing equity or convertible debt securities, which could result in further dilution of our existing stockholders. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If we fail to evaluate and execute acquisitions successfully, we may not be able to realize the benefits of these acquisitions, and our operating results could be harmed. If we are unable to successfully address any of these risks, our business, financial condition or operating results could be harmed.

Our revenue, expenses and operating results could be affected by changes in travel, real estate and vacation rental markets, as well as general economic conditions.

Our business is particularly sensitive to trends in the travel, real estate and vacation rental markets, which are unpredictable, as well as trends in the general economy. Therefore, our operating results, to the extent they reflect changes in the broader travel, real estate and vacation rental industries, may be subject to significant fluctuations.

For example, changes in the travel industry, such as disruptions caused by war, terrorist attacks or natural disasters, could significantly reduce the willingness of potential travelers to plan vacation and other travel. Such disruptions which harm or destroy vacation homes could cause the property owners and managers of such homes to cancel or fail to renew their listings. Downturns in real estate markets may result in decreased new building rates and increases in foreclosures, which could result in fewer vacation rentals available for listing on our websites. Also, since vacation travel is generally dependent on discretionary spending, negative general economic conditions could significantly reduce the overall amount that travelers spend on, and the frequency of, leisure travel, including vacation rentals. Additionally, property owners may choose or be forced to sell their vacation rentals during periods of economic slowdown or recession. Any or all of these factors could reduce the demand for vacation rentals and our services, reducing our revenue, and could increase our need to make significant expenditures to continue to attract property owners, managers and travelers to our websites.

Vacation rentals are often located in popular vacation destinations around the world and utilized on a seasonal basis. Factors influencing the desirability of vacation rentals in a particular region or season could adversely affect our ability to obtain new listings and retain existing listings.

Vacation rentals are often located in popular vacation destinations and utilized on a seasonal basis. As a result, our listings involve properties that are often concentrated in particular regions, and our revenue is dependent upon our ability or willingness to list properties in those regions. Each region has its own commercial and regulatory requirements related to the listing of vacation rentals. If we became unable or unwilling to list properties in a particular region, our listings in the region could decline or cease to grow, and revenue and results of operations could be adversely impacted.

In addition, factors influencing the desirability of vacation rentals in a particular region or during a specific season could adversely affect our ability to obtain new listings and retain existing listings. For example, a significant number of the vacation rentals listed on our websites are located in Florida. Following the oil spill in April 2010 along the Gulf Coast, some of our property owners and managers with vacation rentals in the Gulf Coast area reported to us that their bookings declined. While we are uncertain of the impact of the oil spill on the decisions of our property owners and managers to renew their listings on our websites, the occurrence of this type of event or a significant natural disaster, political turmoil or other regional disturbance could reduce the number of available vacation rentals in that area, reducing our listing base and our revenue. In addition, if we do not have sufficient property listings in a newly popular vacation destination, we could fail to attract travelers to our websites and property owners and managers may opt to list their properties with a competitor having a greater presence in that area.

We could face liability for information on or accessible through our online marketplace.

A significant portion of the information available through our online marketplace, including listing data and photographs, is submitted by property owners and managers and third parties. We also allow third parties to advertise their products and services on our websites and include links to third-party websites. We could be exposed to liability with respect to this information. Property owners and managers could assert that information concerning them on our websites contains errors or omissions and third parties could seek damages from us for losses incurred if they rely upon incorrect information provided by our property owners and managers or advertisers. We could also be subject to claims that the persons posting information on our websites do not have the right to post such information or are infringing the rights of third parties, such as copyrights in photographs and privacy and publicity rights. Among other things, we might be subject to claims that by directly or indirectly providing links to websites operated by third parties, we are liable for wrongful actions by the third parties operating those websites. Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims.

In addition, our services feature a property review platform, which allows travelers to post property reviews and other information about properties, property owners and managers. Although this feedback is generated by users and not by us, claims of defamation or other injury have been made against other Internet service providers offering similar forums and may be made against us for content posted in this forum. Our potential liability for information on our websites or distributed by us to others and for the activities of our owners, managers or travelers could require us to implement additional measures to reduce our exposure to such liability, which may require us to expend substantial resources and limit the attractiveness of our online marketplace to users. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

Property owner, manager or traveler complaints or negative publicity about our company, our services or our business activities could diminish use of our online marketplace.

Property owner, manager or traveler complaints or negative publicity about our company, our services or our business activities could severely diminish consumer confidence in and use of our online marketplace. Measures we sometimes take to combat risks of fraud and breaches of privacy and security, such as removing suspected fraudulent listings or listings repeatedly reported by travelers to be significantly not as described, can damage relations with our property owners and managers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could significantly impact our profitability. Failure to manage or train our customer service representatives properly could compromise our ability to handle owner, manager and traveler complaints effectively. If we do not handle these complaints effectively, our reputation may suffer, and we may lose the confidence of our owners, managers and travelers. We may also be the subject of blog or forum postings that include inaccurate statements and create negative publicity. As a result of these complaints or negative publicity, property owners and managers of vacation rentals may discontinue their listing with us or travelers may discontinue their use of our websites, and our business and results of operations could be adversely impacted.

Our failure to achieve and maintain effective internal controls could adversely affect our financial position and lower our stock price.

We are a relatively new publicly traded company. Since our initial public offering closed on July 5, 2011, we have been subject to reporting and other obligations under the Securities Exchange Act of 1934, including the requirements of Section 404 of Sarbanes-Oxley, and starting for our fiscal year ending December 31, 2012, these provisions require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing our assessments. We also operate in a complex environment and expect that these obligations, together with our rapid growth and expansion through acquisitions, place significant demands on our management and administrative resources, including accounting and tax resources. Although we have expanded the size and depth of the finance and accounting staff in our U.S. and European headquarters, we may need to hire additional personnel. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to attest that our management’s report is fairly stated or they are unable to express an opinion on our management’s assessment or on the effectiveness of our internal control over financial reporting, our investors could lose confidence in the accuracy and completeness of our financial reports.

If we do not adequately protect our intellectual property, our ability to compete could be impaired.

Our intellectual property includes the content of our websites, our registered domain names, our registered and unregistered trademarks and our patents and patent applications. We believe that our intellectual property is an essential asset of our business and that our HomeAway.com, VRBO.com, VacationRentals.com, Homelidays.com, HomeAway.co.uk, Abritel.fr, Fewo-Direkt.de, AlugueTemporada.com.br, Toprural.com, BedandBreakfast.com, Escapia.com, InstantSoftware.com and other domain names and our technology infrastructure currently give us a competitive advantage in the online market for vacation rental listings. If we do not adequately protect our intellectual property, our brand and reputation could be harmed, property owners, managers and travelers could devalue the content of the websites comprising our online marketplace, and our ability to compete effectively would be impaired.

To protect our intellectual property we rely on a combination of copyright, trademark, patent and trade secret laws, contractual provisions and our user policy and restrictions on disclosure. Upon discovery of potential infringement of our intellectual property, we promptly take action we deem appropriate to protect our rights. We regularly deliver cease and desist letters to parties who misappropriate our trademarks or content, such as aggregators of vacation rental listing content who use automated technology to download content from our online marketplace and display it on their websites without our permission. We also enter into confidentiality agreements with our employees and consultants and seek to control access to and distribution of our proprietary information in a commercially prudent manner. The efforts we have taken to protect our intellectual property may not be sufficient or effective, and, despite these precautions, it may be possible for other parties to copy or otherwise obtain and use the content of our websites without authorization. We may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon or diminish the value of our domain names, service marks and our other proprietary rights. Even if we do detect violations and decide to enforce our intellectual property rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention and may result in a court determining that our intellectual property rights are unenforceable. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete.

As of September 30, 2013, we had seven patent applications and no issued patents. Any future patents issued to us may be challenged, invalidated or circumvented, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Furthermore, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

We may be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies in the Internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. We have received in the past and may in the future receive notices that claim we have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claim against us, regardless of merit, could be time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and make us less competitive in the online vacation rental market. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Any of these results could harm our operating results.

If we are not able to maintain and enhance our HomeAway brand and the brands associated with each of our websites, our reputation and business may suffer.

Maintaining and enhancing our HomeAway brand identity and the brand identities we maintain through our other websites are critical to our ability to attract new property owners, managers and travelers to our marketplace, generate advertising revenue and successfully introduce new services and products. We may not be able to successfully build our HomeAway brand identity in the United States and overseas without losing some or all of the value associated with, or decreasing the effectiveness of, our other brand identities. We expect that the promotion of our brands will require us to make substantial investments, and, as our market becomes more competitive, these branding initiatives may become increasingly difficult and expensive. The successful promotion of our brands will depend largely on our marketing and public relations efforts. If we do not successfully maintain and enhance our brands, we could lose traveler traffic, which could, in turn, cause property owners and managers of vacation rentals to terminate or elect not to renew their listings with us. Our brand promotion activities may not be successful or may not yield revenue sufficient to offset their cost, which could adversely affect our reputation and business.

We currently rely on a small number of third-party service providers to host and deliver a significant portion of our services, and any interruptions or delays in services from these third parties could impair the delivery of our services and harm our business.

We use a combination of third-party data centers located in the United States and the United Kingdom and a third-party data centers located in North America, Europe and the Asia Pacific regions to host our websites and core services. We do not control the operation of any of the third-party data center facilities we use. These facilities, including our co-location hosting center, may be subject to break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism and other misconduct. They are also vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes and similar events. We currently do not have a comprehensive disaster recovery plan in place nor do our systems provide complete redundancy of data storage or processing. As a result, the occurrence of any of these events, a decision by our third-party service providers to close their data center facilities without adequate notice or other unanticipated problems could result in loss of data as well as a significant interruption in our services and harm to our reputation and brand. Additionally, our third-party data center facility agreements are of limited durations, and our third-party data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these facilities on commercially reasonable terms, we may experience delays in the provisioning of our services until an agreement with another data center facility can be arranged. This shift to alternate data centers could take more than 24 hours depending on the nature of the event.

Furthermore, we depend on continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our bandwidth providers for any reason or if their services are disrupted, for example due to viruses or “denial-of-service” or other attacks on their systems, we could experience disruption in our services or we could be required to retain the services of a replacement bandwidth provider, which could harm our business and reputation.

Our operations are dependent on the availability of electricity, which also comes from third-party providers. If we or the third-party data center facilities that we use to deliver our services were to experience a major power outage, it could result in disruption of our services and harm to our business.

Any errors, defects, disruptions or other performance problems with our services could harm our reputation and may damage our property owners’ and managers’ vacation rental businesses. Interruptions in our services would likely reduce our revenue, could require us to issue credits to our property owners and managers, could cause property owners and managers to terminate their listings with us and could adversely affect our renewal rates. Our business and results of operations would be harmed if our current and potential property owners and managers believe our services are unreliable.

We may incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we have incurred and will incur significant legal, accounting, investor relations and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or SEC, and The Nasdaq Global Select Market, or Nasdaq. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We expect that, as a public company, it will continue to be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain coverage or to accept reduced policy limits and coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products or services or enhance our existing products or services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Risks Related to the Offering and Ownership of our Common Stock

Our stock price may be volatile.

The market price of our common stock is likely to be volatile and could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this prospectus, and other factors beyond our control. Factors affecting the trading price of our common stock could include:

•	variations in our operating results;

•	variations in operating results of similar companies;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	changes in our outlook for future operating results which are communicated to investors and analysts;

•	announcements of technological innovations, new products, services or service enhancements, strategic alliances or agreements by us or by our competitors;

•	marketing and advertising initiatives by us or our competitors;

•	the gain or loss of listings and advertising;

•	threatened or actual litigation;

•	major changes in our management;

•	recruitment or departures of key personnel;

•	market conditions in our industry, the travel industry and the economy as a whole;

•	the overall performance of the equity markets;

•	sales of shares of our common stock by existing stockholders;

•	the reports of industry research analysts who cover our competitors and us;

•	stock-based compensation expense under applicable accounting standards; and

•	adoption or modification of regulations, policies, procedures or programs applicable to our business.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations and general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock regardless of our actual operating performance. Each of these factors, among others, could harm the value of our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us, regardless of the merits or outcome, could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could reduce the price that our common stock might otherwise attain and may dilute your voting power and your ownership interest in us.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Based on the number of shares outstanding as of September 30, 2013, upon the closing of this offering, we will have outstanding 91,298,100 shares of common stock. The shares of our common stock being sold in this offering may be resold immediately in the public market unless they are held by “affiliates,” as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

Subject to certain exceptions described under the caption “Underwriting,” we, our directors and officers and the selling stockholders have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of the representatives of the underwriters for a period of 45 days from the date of this prospectus. When the lock-up period expires, we and our locked-up security holders will be able to sell our shares in the public market. In addition, the underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of such shares upon expiration, or the perception that such sales may occur, or early release, of the lock-up could cause our share price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate. We also may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, an acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

If securities analysts do not continue to publish research or publish negative research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities analysts publish about us or our business. If one or more of the analysts who covers us downgrades our stock or publishes negative research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the market for our stock and demand for our stock could decrease, which could cause our stock price or trading volume to decline.

Our management will have broad discretion over the use of the proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

Our management generally will have broad discretion to use the net proceeds to us from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds from this offering in ways that increase the value of your investment. Except as described in the section of this prospectus captioned “Use of Proceeds,” we have not allocated the net proceeds from this offering for any specific purposes. Until we use the net proceeds to us from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

As of September 30, 2013, our executive officers, directors, current five percent or greater stockholders and affiliated entities together beneficially own approximately 26.6% of our common stock outstanding. As a result, these stockholders, acting together, may be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership could limit other stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change of control would benefit our other stockholders. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do not pay cash dividends, our stockholders could receive a return on their investment in our common stock only if the market price of our common stock has increased when they sell their shares.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	creating a classified board of directors whose members serve staggered three-year terms;

•	not providing for cumulative voting in the election of directors;

•	authorizing our board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent; and

•	requiring advance notification of stockholder nominations and proposals.

Certain provisions under Delaware law, the provisions listed above, and other provisions included in our amended and restated certificate of incorporation and our amended and restated bylaws could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus, including the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “will” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our expectations regarding our revenue, expenses, sales and operations;

•	anticipated trends and challenges in our business and the markets in which we operate;

•	our ability to compete in our industry and innovation by our competitors;

•	our ability to attract and retain property owners, managers and travelers;

•	our ability to anticipate market needs or develop new or enhanced services to meet those needs;

•	our ability to manage growth and to expand our infrastructure;

•	our ability to establish and maintain intellectual property rights;

•	our ability to manage expansion into international markets and new industries;

•	our ability to hire and retain key personnel;

•	our expectations regarding the use of proceeds from this offering;

•	our ability to successfully identify, manage and integrate any existing and potential acquisitions, including the Stayz Acquisition; and

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. A number of important factors could cause actual results to differ materially from the results anticipated by these forward-looking statements, which statements apply only as of the date of this prospectus. These important factors include those that we discuss in the section of this prospectus titled “Risk Factors” and elsewhere. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, level of activity, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, which are based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the section of this prospectus titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications, surveys and forecasts.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 5,500,000 shares of our common stock we are offering, at the public offering price of $37.00 per share, will be approximately $195.3 million, after deducting estimated underwriting discounts and offering expenses. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

We intend to use the net proceeds from this offering for general corporate purposes, which may include acquisitions or license of, or investment in, products, services, technologies or other businesses.

Pending application of the net proceeds of this offering for the foregoing purposes, we expect to invest such net proceeds in short- and medium-term bank deposits and CDs, as well as other high-capacity, investment grade corporate and municipal bond investments.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “AWAY.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices of our common stock as reported on The Nasdaq Global Select Market.

	High	Low
Fiscal 2011 Quarter Ended:
June 30, 2011 (from June 29, 2011)	$40.21	$38.70
September 30, 2011	42.93	31.67
December 31, 2011	37.32	19.90
Fiscal 2012 Quarter Ended:
March 31, 2012	27.25	23.48
June 30, 2012	26.35	19.85
September 30, 2012	25.17	20.33
December 31, 2012	27.25	19.98
Fiscal 2013 Quarter Ended:
March 31, 2013	33.29	21.99
June 30, 2013	33.81	28.80
September 30, 2013	33.47	27.96
December 31, 2013 (through December 6, 2013)	39.36	27.49

On December 6, 2013, the last sale price of our common stock as reported on The Nasdaq Global Select Market was $39.36 per share.

As of September 30, 2013, there were approximately 72 shareholders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock and currently do not anticipate paying any cash dividends in the foreseeable future. Instead, we intend to retain all available funds and any future earnings for us in the operation and expansion of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our future earnings, capital requirements, financial condition, future prospects, applicable Delaware law, which provides that dividends are payable only out of surplus or current net profits, and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash, short-term investments and capitalization as of September 30, 2013:

•	on an actual basis; and

•

on an as adjusted basis to reflect our sale of the 5,500,000 shares of common stock offered by us in this offering, at the public offering price of $37.00 per share, after deducting estimated underwriter discounts and offering expenses, and our receipt and application of the net proceeds.

	As of September 30, 2013
	Actual	As Adjusted(2)
	(in thousands, except share data)
Cash and cash equivalents	$192,395	$387,678
Short-term investments	160,044	160,044

Total cash, cash equivalents and short-term investments	$352,439	$547,722

Common stock, $0.0001 par value; 350,000,000 shares authorized, 85,798,100 shares issued and outstanding, actual(1); 350,000,000 shares authorized, as adjusted; 91,298,100 shares issued and outstanding, as adjusted(2)	9	10
Additional paid-in capital	684,103	879,386
Accumulated other comprehensive loss	(5,078)	(5,078)
Accumulated deficit	(76,982)	(76,982)

Total stockholders’ equity	602,052	797,335

Total capitalization	$602,052	$797,335

(1)	The number of shares outstanding as of September 30, 2013 does not include the following:
•	9,549,998 shares of common stock issuable upon exercise of options outstanding under our stock option plans, with a weighted average exercise price of $20.11 per share,
•	2,180 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2013, at a weighted average exercise price of $0.01 per share,
•	1,984,371 shares of common stock issuable upon the release of outstanding restricted stock units as of September 30, 2013, and
•	12,485,867 shares of common stock reserved for future grant or issuance under our 2011 Equity Incentive Plan.
(2)	As adjusted basis to reflect our sale of the 5,500,000 shares of common stock offered by us in this offering, at the public offering price of $37.00 per share, after deducting estimated underwriter discounts and offering expenses, and our receipt and application of the net proceeds.

SELLING STOCKHOLDERS

The following table sets forth information regarding the selling stockholders’ beneficial ownership of our common stock as of September 30, 2013 and the number of shares being sold in this offering by the selling stockholders. The selling stockholders have also granted the underwriters the right to purchase up to an aggregate of 902,794 shares of our common stock pursuant to the underwriters’ option, as set forth in the table below.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2013 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering		Number of Shares Subject to Underwriters’ Option	Shares Beneficially Owned After the Offering if Underwriters’ Option is Exercised in Full
Name and Title of Selling Stockholder	Shares	Percentage (%)		Shares	Percentage (%)		Shares	Percentage (%)
Entities affiliated with Redpoint Ventures(1)	4,230,164	4.93%	385,862	3,844,302	4.21%	671,681	3,172,621	3.48%
Moose Pond Investments, LP(2)	555,369	*	54,730	500,639	*	95,270	405,369	*
Carl Shepherd, Co-Founder, Chief Strategy & Development Officer & Director(3)	486,511	*	17,514	468,997	*	30,486	438,511	*
Lynn Atchison, Chief Financial Officer & Secretary(4)	375,923	*	12,770	363,153	*	22,230	340,923	*
Entities affiliated with Jeffrey D. Brody, Director(5)	4,431,487	5.16%	401,169	4,030,318	4.41%	698,325	3,331,993	3.65%
Walecka 1992 Living Trust(6)	173,593	*	21,892	151,701	*	38,108	113,593	*
Walecka Enterprises I, L.P.	25,163	*	2,736	22,427	*	4,764	17,663	*
Scott C. Raney	2,860	*	522	2,338	*	908	1,430	*
Yang Family Trust	228,549	*	7,297	221,252	*	12,703	208,549	*

*	Less than 1%

(1)	Includes 1,939,955 shares held by Redpoint Ventures I, L.P., 1,715,020 shares held by Redpoint Ventures II, L.P., 252,317 shares held by Redpoint Technology Partners Q-1, L.P., 187,823 shares held by Redpoint Omega, L.P., 49,743 shares held by Redpoint Associates I, LLC, 39,655 shares held by Redpoint Associates II, LLC, 40,340 shares held by Redpoint Technology Partners A-1, L.P. and 5,311 shares held by Redpoint Omega Associates, LLC. Redpoint Ventures I, LLC is the general partner of each of Redpoint Ventures I, L.P., Redpoint Technology Partners A-1, L.P., and Redpoint Technology Partners Q-1, L.P., and the manager of Redpoint Associates I, LLC. Redpoint Ventures II, LLC is the general partner of Redpoint Ventures II, L.P. Voting and dispositive decisions with respect to shares held by each of Redpoint Ventures I, L.P., Redpoint Technology Partners A-1, L.P., Redpoint Technology Partners Q-1, L.P., Redpoint Ventures II, L.P., Redpoint Associates I, LLC and Redpoint Associates II, LLC are shared by Jeffrey D. Brody, R. Thomas Dyal, Timothy M. Haley, G. Bradford Jones, John L. Walecka and Geoffrey Y. Yang in their capacities as managing members of each of Redpoint Ventures I, LLC, Redpoint Ventures II, LLC, and Redpoint Associates II, LLC. Redpoint Omega, LLC is the general partner of Redpoint Omega, L.P. Voting and dispositive decisions with respect to shares held by Redpoint Omega, L.P. and Redpoint Omega Associates, LLC are shared by Jeffrey D. Brody, R. Thomas Dyal, Timothy M. Haley, G. Bradford Jones, John L. Walecka, Geoffrey Y. Yang, Christopher B. Moore and W. Allen Beasley in their capacities as managing members of each of Redpoint Omega, LLC and Redpoint Omega Associates, LLC. The address of the entities affiliated with Redpoint Ventures, or the Redpoint Ventures Funds, is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025, Attention: Jeffrey D. Brody.
(2)	Brian Sharples, our Chief Executive Officer, is the limited partner of Moose Pond Investments, LP and the sole manager of Moose Pond Mgt., LC, which is the general partner of Moose Pond Investments, LP. Mr. Sharples has voting and dispositive power over the shares held by Moose Pond Investments, LP.
(3)	Includes 323,734 shares held by Mr. Shepherd and 162,777 shares issuable upon the exercise of options held by Mr. Shepherd that are exercisable within 60 days of September 30, 2013.
(4)	Includes 33,869 shares held by Ms. Atchison and 342,054 shares issuable upon the exercise of options held by Ms. Atchison that are exercisable within 60 days of September 30, 2013.
(5)	Includes all of the shares referred to in footnote number 1 above. Also includes 147,126 shares held by the Brody Family Trust U/D/T dated July 1, 1994, or the Family Trust, 23,444 shares held by the Brody Children’s Partnership, or the Children’s Partnership, 1,247 shares held by Koga Partners, L.P., or Koga, and 29,506 shares issuable upon the exercise of options held by Mr. Brody that are exercisable within 60 days of September 30, 2013. Mr. Brody is a trustee and beneficiary of the Family Trust, a general partner of the Children’s Partnership and a general partner of Koga, and has voting and dispositive power over the shares held by the Family Trust, the Children’s Partnership and Koga.
(6)	Includes 25,163 shares held by Walecka Enterprises I, L.P. (“Enterprises”). Walecka 1992 Living Trust (“1992 Trust”) is the sole owner of Walecka Capital, LLC, which is the sole general partner of Enterprises. 1992 Trust has voting and dispositive power over the shares held by Enterprises.

For information regarding material relationships with the selling stockholders, see the section captioned “Certain Relationships and Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A for the 2013 annual meeting of stockholders, which is incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as certain provisions of our amended and restated certificate of incorporation and bylaws. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Our authorized capital stock consists of 350,000,000 shares of common stock with a par value of $0.0001 per share, and 10,000,000 shares of preferred stock with a par value of $0.0001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of September 30, 2013, there were 85,798,100 shares of common stock issued and outstanding, held of record by 72 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of September 30, 2013.

The following is a summary of the material provisions of the common stock and preferred stock provided for in our certificate of incorporation and bylaws. For additional detail about our capital stock, please refer to our certificate of incorporation and bylaws, each as amended.

Common stock

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “AWAY.” The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York, 11219, and its telephone number is (718) 921-8200.

Preferred stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 10 million shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by our stockholders.

We have no present plans to issue any shares of preferred stock.

Options and Warrants

As of September 30, 2013, 9,549,998 shares of common stock were subject to outstanding options, with a weighted-average exercise price of $20.11 per share.

As of September 30, 2013, 2,180 shares of common stock were issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $0.01 per share.

Registration Rights

Following this offering, the holders of 15,253,431 shares of common stock or exercise of outstanding warrants or their permitted transferees are entitled to rights with respect to registration of these shares under the Securities Act. These rights are provided under the terms of our amended and restated investors’ rights agreement. Under these registration rights, holders of the then outstanding registrable securities, other than those issued upon exercise of a warrant, may require on two occasions that we register their shares for public resale. Such registration requires the election of the holders of registrable securities holding a majority of such registrable securities. We are obligated to register these shares only if the requesting holders request the registration of the number of registrable securities with an anticipated net offering price of at least $20.0 million. In addition, holders of a majority of the registrable securities that were issued upon conversion of the Series D convertible preferred stock or holders of registrable securities holding at least 30.0% of all registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $5.0 million (or in the case of a registration initiated by the registrable securities that were issued upon conversion of the Series D convertible preferred stock, $10.0 million). If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities, including those issuable upon exercise of a warrant, are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions. We have received waivers of these registration rights with respect to this offering from the requisite holders. We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. These rights will terminate on July 5, 2018 and prior to then, any holder shall cease to have registration rights once that holder may sell all of its registrable securities under Rule 144 during any three-month period.

Anti-Takeover effects of Delaware law and our certificate of incorporation and bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated preferred stock

As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on ability of stockholders to act by written consent or call a special meeting

Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, the chief executive officer or our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class serve for a three-year term. Our classified board may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and removal of directors

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board. Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed by the stockholders only for cause.

No cumulative voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of charter provisions

The amendment of the above provisions of our amended and restated certificate of incorporation requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware anti-takeover statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15.0% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers, and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

MATERIAL U.S. FEDERAL INCOME

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of shares of our common stock to a non-U.S. holder who purchases our common stock in this offering.

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that for U.S. federal income tax purposes is not a U.S. person (other than a partnership, as discussed below). The term U.S. person means:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership or other pass-through entity holds common stock, the tax treatment of a partner or member in the partnership or other entity will generally depend on the status of the partner or member and upon the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities which hold shares of our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

This discussion assumes that non-U.S. holders will hold shares of our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. holder’s special tax status or special tax situations. Certain U.S. citizens or long-term residents, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, pension funds, controlled foreign corporations within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “Code”), passive foreign investment companies within the meaning of Section 1297 of the Code, holders subject to the alternative minimum or net investment income tax provisions of the Code, corporations that accumulate earnings to avoid U.S. federal income tax, and investors that hold shares of common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any non-income tax consequences or any income tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Code, Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Additionally, we have not sought any ruling from the Internal Revenue Service, or IRS, with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with these statements and conclusions. We urge each prospective purchaser to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, NON-U.S. LAWS, STATE AND LOCAL LAWS, AND ANY APPLICABLE TAX TREATIES.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will first constitute a return of capital and will reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of shares and may be subject to U.S. federal income tax as described below.

Any distribution that is a dividend, as described above, paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must timely provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and dividends attributable to a non-U.S. holder’s permanent establishment in the United States if an income tax treaty applies) are exempt from this withholding tax. In order to obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying this exemption. Dividends that are so effectively connected (and, if required by an applicable income tax treaty, attributable to a permanent establishment), although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of specified deductions and credits. In addition, such dividends received by a corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty).

A non-U.S. holder of common stock that is eligible for a reduced rate of withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Shares of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax on gain realized upon the sale or other disposition of shares of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and attributable to a permanent establishment in the United States if an income tax treaty applies);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S federal income tax purposes at any time within the shorter of the five-year period preceding the date of disposition or the holder’s holding period for shares of our common stock. We believe that we are not currently, and we believe that we will not become, a “United States real property holding corporation” for U.S. federal income tax purposes. If we are or become a “United States real property holding corporation,” so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder who, actually or constructively, holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of shares of our common stock will be subject to U.S. federal income tax on the disposition of shares of our common stock.

If the recipient is a non-U.S. holder described in the first bullet above, the recipient will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

If the recipient is an individual non-U.S. holder described in the second bullet above, the recipient will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends or of proceeds on the disposition of shares made to a non-U.S. holder may be subject to information reporting and backup withholding at the then effective backup withholding tax rate unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, so long as the required information is furnished to the IRS in a timely manner.

Proposed Legislation Relating to Foreign Accounts

Legislation enacted in 2010 generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by such law) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

These withholding requirements are expected to be phased-in for payments of dividends made on or after July 1, 2014 and for payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2017.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, ESTATE OR GIFT TAX LAWS, STATE OR LOCAL AND NON-U.S. TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, have severally agreed to purchase from us and the selling shareholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.	2,106,520

J.P. Morgan Securities LLC	1,384,285

Goldman, Sachs & Co.	902,795

Morgan Stanley & Co. LLC.	782,422

Stifel, Nicolaus & Company, Incorporated	421,304

Pacific Crest Securities LLC	421,304

Total	6,018,630

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the underwriters’ option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $0.8325 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.8325 per share to other dealers. After the public offering, representatives of the underwriters may change the offering price and other selling terms.

The selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 902,794 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 6,018,630 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are 3.75% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option:

		Total Fees
	Fee per share	Without Exercise of Underwriters’ Option	With Full Exercise of Underwriters’ Option

Discounts and commissions paid by us	$1.3875	$7,631,250.00	$7,631,250.00

Discounts and commissions paid by the selling shareholders	$1.3875	$719,599.13	$1,972,225.80

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions and the Securities and Exchange Commission registration fee, will be approximately $585,500.

We and all directors, officers and selling stockholders have agreed that, subject to certain exceptions, without the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 45 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC on behalf of the underwriters, it will not, during the period ending 45 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to, among other things:

•	the sale of shares to the underwriters;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift or charitable contribution;

•

transfers of shares of common stock or any security convertible into common stock by will or intestate succession or to any trust or partnership for the direct or indirect benefit of the stockholder or immediate family of the stockholder;

•	distributions of shares of common stock or any security convertible into common stock to affiliates of the stockholder, including partners, members or stockholders of the stockholder;

•	the disposition of shares of common stock to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due;

•	transfers to us in connection with the exercise of options or warrants;

•

transfers to us of shares of common stock, restricted stock units, or any security convertible into or exercisable or exchangeable for common stock to us or of restricted stock units in connection with (A) termination of employment or other termination of a service provider and pursuant to agreements wherein we have the option to repurchase such shares, or (B) agreements wherein we have a right of first refusal with respect to transfers of such shares;

•	transfers of shares of common stock pursuant to any trading plan pursuant to Rule 10b5-1 under the Exchange Act currently in effect; or

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the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that, such plan does not provide for the transfer of common stock during the restricted period referred to above and, other than disclosure in the prospectus, no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or shall be voluntarily made by or on behalf of such person or us;

provided that in the case of any transfer or distribution as described in the third, fourth and fifth bullet points above, each donee or distribute agrees to be subject to the restrictions described in the immediately preceding paragraph and any such transfer shall not involve a disposition for value; provided further that in the case of any transfer or distribution described in the second through tenth bullet points above, no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, is required or shall be voluntarily made during the restricted period referred to above (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D/A or 13G/A).

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option.

Naked short sales are any sales in excess of the underwriters’ option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received or will receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

A prospectus in electronic format is being made available on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper LLP (US), Austin, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of HomeAway, Inc. for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above. The registration statement and the documents referred to below under “Incorporation by Reference” are also available on our Internet website, www.HomeAway.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC (excluding any portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on February 27, 2013, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for the 2013 Annual Meeting of Stockholders;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on April 30, 2013;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed on July 31, 2013;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed on November 7, 2013;

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our Current Reports on Form 8-K filed on March 8, 2013, April 26, 2013, June 5, 2013 (as amended), July 9, 2013 and December 9, 2013 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on March 11, 2011 pursuant to Section 12(b) of the Exchange Act.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of the offering, including all such documents we may file with the SEC after the date of the initial registration statement, but excluding any information deemed furnished and not filed with the SEC. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus.

Requests for such documents should be directed to:

HomeAway, Inc.

Attn: Investor Relations

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(512) 505-1700

You may also access the documents incorporated by reference in this prospectus through our website at www.HomeAway.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

6,018,630 Shares

Common Stock

Prospectus

DEUTSCHE BANK SECURITIES

J.P. MORGAN SECURITIES LLC

GOLDMAN, SACHS & CO.

MORGAN STANLEY

STIFEL

PACIFIC CREST SECURITIES